Exhibit 3

FSI SHAREHOLDER SUPPORT AGREEMENT

This FSI Shareholder Support Agreement, dated as of April 8, 2022 (this “Agreement”), is between Lygos, Inc., a Delaware corporation (the “Company”), and the undersigned shareholder (the “Shareholder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below)
WHEREAS, concurrently with the execution of this Agreement, Flexible Solutions International, Inc., a corporation subsisting under the laws of the Province of Alberta (“FSI”), FSI Merger Sub I, Inc., a Delaware corporation and wholly-owned Subsidiary of FSI (“Merger Sub I”), FSI Merger Sub II, Inc., a Delaware corporation and wholly-owned Subsidiary of FSI (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and the Company, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions of the Merger Agreement, (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly owned subsidiary of FSI; and (b) thereafter as part of the same overall transaction, the Company will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger;
WHEREAS, as of the date hereof, the Shareholder is the record or beneficial owner of the number of shares of FSI Common Shares, par value $0.001 per share, (“FSI Common Shares”), set forth opposite the Shareholder’s name on Schedule A (such shares of FSI Common Shares, together with any other capital shares of FSI acquired by the Shareholder after the date hereof and during the term of this Agreement or held by another Person, including a trust, but under control by the Shareholder, being collectively referred to as the “Subject Shares” of the Shareholder); and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, FSI and the Company have requested that the Shareholder enter into this Agreement, and the Shareholder desires to enter into this Agreement to induce FSI and the Company to enter into the Merger Agreement.
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Interpretation

SECTION 1.01. Interpretation. When a reference is made in this Agreement to an Article, Section, recital, preamble or Schedule, such reference shall be to an Article, Section, recital, preamble or Schedule of this Agreement unless otherwise indicated. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the express context otherwise requires: (i) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (ii) the words “hereto,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (iv) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neutral forms; (v) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if” and (vii) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Company that:

SECTION 2.01. Organization. In the event that the Shareholder or the entities under the Shareholder’s control holding Subject Shares, if any, is an entity, the Shareholder and the entities under the Shareholder’s control holding Subject Shares, if any, are duly organized, validly existing and in good standing under the laws of their jurisdictions of organization (in the case of good standing, to the extent such jurisdiction recognizes such concept).

SECTION 2.02. Ownership of Subject Shares. As of the date hereof, the Shareholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares that are indicated opposite its name on Schedule A, free and clear of all Liens, except for any Liens created by this Agreement. The Shareholder does not own, of record or beneficially, any capital shares of FSI other than the Subject Shares set forth opposite its name on Schedule A. The Shareholder has the sole right to vote its Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.
SECTION 2.03. Authority; Execution and Delivery; Enforceability. In the event that the Shareholder is an individual, the Shareholder has full power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder, and, in the event the Shareholder is an individual and is married and the Subject Shares constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of the Shareholder, this Agreement has been duly executed and delivered by the Shareholder’s spouse. In the event the Shareholder or the entities under the Shareholder’s control holding the Subject Shares are entities, the Shareholder and the entities under the Shareholder’s control holding Subject Shares have all requisite power and authority and have taken all action necessary to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of its obligations hereunder have been duly authorized by all necessary action, and no other proceedings on the part of the Shareholder (or the Shareholder’s governing body, members, shareholders, partners, trustees or similar Persons, as applicable) are necessary to authorize this Agreement or the performance by the Shareholder of its obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
SECTION 2.04. No Conflicts; Governmental Approvals. (a) The execution, and delivery by the Shareholder of this Agreement do not, and the performance by the Shareholder of its obligations hereunder will not, constitute or result in (i) in the event that the Shareholder or the entities under the Shareholder’s control holding Subject Shares, if any, are entities, a conflict with, a breach or violation of, or a default under, the certificate of incorporation and the bylaws, the limited liability company agreement, the partnership agreement or comparable organizational documents of the Shareholder or the entities under the Shareholder’s control holding the Subject Shares, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of any Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon such Shareholder or under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except in the case of each of clauses (ii) and (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Shareholder to perform its obligations hereunder.

(b) No approval by any Governmental Authority is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement, other than compliance by the Shareholder with and filings under Sections 13(d) and 16 of the Exchange Act.

SECTION 2.05. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Shareholder, any claim that has been asserted against or affecting the Shareholder with respect to a Legal Proceeding (and the Shareholder is not aware of any basis for any such Legal Proceeding or claim), nor is there any Order outstanding against the Shareholder or to which any of its properties or assets is subject that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Shareholder to perform its obligations hereunder.

ARTICLE III

Covenants of the Shareholder

SECTION 3.01. Agreement to Vote.

(a) From the period commencing with the date of this Agreement and continuing until the termination of this Agreement pursuant to Section 4.11, the Shareholder agrees that at any meeting of the shareholders of FSI called to seek the FSI Shareholder Approvals or in any other circumstances upon which a vote, consent or other approval of the Shareholder with respect to the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement is sought, the Shareholder shall cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by FSI, its Subject Shares in favor of granting the FSI Shareholder Approvals and any other actions presented to the shareholders of FSI that are necessary and desirable in connection with the FSI Shareholder Approvals and the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement.
(b) From the period commencing with the date of this Agreement and continuing until the termination of this Agreement pursuant to Section 4.11, the Shareholder agrees that at any meeting of the shareholders of FSI or in any other circumstances upon which a vote, consent or other approval of the Shareholder is sought, the Shareholder shall cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by FSI, its Subject Shares against (A) any Alternative Transaction or any other action, agreement or proposal made in opposition to or in competition with the consummation of the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement, (B) any action, agreement or proposal involving FSI or any of its Subsidiaries that would reasonably be expected to result in a breach of any covenant, representation or warranty of FSI, Merger Sub I or Merger Sub II under the Merger Agreement and (C) any amendment of the certificate of incorporation or bylaws of FSI or any other action, agreement or proposal involving FSI or any of its Subsidiaries that would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the capital shares of FSI.
(c) From the period commencing with the Effective Date and continuing until the termination of this Agreement pursuant to Section 4.11, the Shareholder agrees to vote, or cause to be voted, the Subject Shares, from time to time and at all times (unless FSI otherwise consents in writing), in whatever manner recommended by FSI’s Board of Directors as reflected in any FSI proxy or information statement in connection with such vote. The Shareholder shall be present in person or represented by proxy at all meetings of shareholders of FSI so that the Subject Shares may be counted for the purpose of determining the presence of a quorum at such meetings. The Shareholder shall not commit or agree to take any action inconsistent with any provision of this Section 3.01(c).
(d) The Shareholder shall not commit or agree to take any action inconsistent with any provision of Sections 3.01(a)-(b).
(e) The Shareholder hereby covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares of such Shareholder, (ii) has not granted, and shall not grant at any time while the Merger Agreement remains in effect, a proxy, consent or power of attorney with respect to the Subject Shares of such Shareholder (except pursuant to any irrevocable proxy card delivered to the Company directing that the Subject Shares of such Shareholder be voted in accordance with this Section 3.01) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement.  The Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Subject Shares, if any, are not irrevocable and such Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Subject Shares.

SECTION 3.02. Irrevocable Proxy. The Shareholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote its Subject Shares, or grant a consent or approval in respect of its Subject Shares, in a manner consistent with Section 3.01 if the Shareholder has not voted such Subject Shares in a manner consistent with Section 3.01 at least five (5) Business Days prior to the applicable voting deadline. The Shareholder understands and acknowledges that FSI and the Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy set forth in this Section 3.02 is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Laws governing irrevocable proxies. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Shareholder, upon any termination of this Agreement pursuant to Section 4.11.

SECTION 3.03. Transfer and Other Restrictions. Except pursuant to this Agreement, the Shareholder shall not, directly or indirectly, (i) Transfer (as defined below) or enter into any Contract, option or other arrangement or understanding (excluding any profit sharing agreement or any other arrangement that constitutes a Transfer of the economic (but not the voting) interest in such Subject Shares) with respect to the Transfer of, any of its Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its Subject Shares, (iii) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or would in any way restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions; provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Shareholder from selling or disposing of Subject Shares (i) pursuant to any plan of FSI, existing or as contemplated by the Merger Agreement and Contemplated Transactions, designated to satisfy the requirements of Rule 10b5-1 under the Exchange Act in which the Shareholder is a participant as of the date of this Agreement or (ii) to any Permitted Transferee (as defined below) so long as such Permitted Transferee executes a signature page to this Agreement and delivers the same to the Company, pursuant to which such Permitted Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Subject Shares that are the subject of such Transfer. “Permitted Transferee” means (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (ii) any trust, the trustees of which include only the persons named in clause (i) and the beneficiaries of which include only the persons named in clause (i), (iii) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clause (i), or (iv) any person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations.  The Shareholder hereby authorizes and will instruct FSI or its counsel to notify FSI’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of the Shareholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), subject to the provisions hereof. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of this Agreement pursuant to Section 4.11.  “Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.
SECTION 3.04. Non-Solicitation. To the extent not inconsistent with the fiduciary duties of the Board of Directors of FSI, the Shareholder shall not, and shall not permit any of its controlled Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to an Alternative Transaction or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Alternative Transaction. The Shareholder shall, and shall cause its controlled Affiliates and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Alternative Transaction.  If the Shareholder shall receive any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, the Shareholder shall, as promptly as practicable (and in no event later than twenty-four (24) hours after the Shareholder becomes aware of such inquiry or proposal), (a) advise the Company orally and in writing of the receipt of any inquiry or proposal for an Alternative Transaction, the material terms and conditions of any such proposal for an Alternative Transaction and the identity of the Person making any such proposal for an Alternative Transaction and (b) notify such Person in writing that the Shareholder is subject to an exclusivity agreement with respect to the Contemplated Transactions that prohibits the Shareholder from considering such inquiry or proposal, to the extent not inconsistent with the fiduciary duties of the Board of Directors of FSI. The Shareholder shall keep the Company reasonably informed of any material developments with respect to any such proposal for an Alternative Transaction (including any material changes thereto).

SECTION 3.05. Directors and Officers.

(a) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Shareholder (or a designee of the Shareholder) who is a director or officer of FSI from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising their fiduciary duties), including by voting, in their capacity as a director or officer of FSI, in the Shareholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of FSI). In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of FSI.
(b) Immediately following the Closing, the Shareholder, in the Shareholder’s capacity as a director of FSI (assuming that the Shareholder has not resigned from the FSI Board of Directors), agrees to appoint the new directors and officers of FSI, as selected by the Company at the Company’s sole discretion, and immediately thereafter resign from all positions the Shareholder holds or has held as a director or officer of FSI (subject to any employment arrangement between the Shareholder and FSI).  The Shareholder unconditionally releases and forever discharges FSI, Merger Subs, the Company, the First Step Surviving Corporation, the Final Surviving Entity and any other Subsidiary of FSI, including their respective Affiliates, officers, directors, employees, consultants, advisors, attorneys and agents (collectively, the “Released Parties”) from (i) any and all obligation or duties a Released Party might have to the Shareholder, (ii) any and all claims of liability, whether legal or equitable, of every kind and nature, which the Shareholder has ever had, now has or may claim against any Released Party, in each case, in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement, and (iii) any and all claims of liability, whether legal or equitable, or every kind and nature, which the Shareholder ever had, now has or may claim against any Released Party, in each case arising out of facts or circumstances occurring at any time on or prior to the Effective Time (such clauses (i), (ii) and (iii) are hereinafter referred to, individually, as a “Claim” and, collectively, as “Claims”); provided, however, that such release shall exclude those claims, liabilities, obligations and duties of FSI or the Company arising under the Merger Agreement and shall exclude, (x) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by the Merger Agreement), (y) reimbursement for expenses incurred by the Shareholder in the ordinary course of the Shareholder’s employment which are reimbursable under FSI’s expense reimbursement policies, and (z) any and all rights that the Shareholder may have by virtue of any indemnification provision, or otherwise, pursuant to the organizational and governing documents of FSI or any agreement between the Shareholder and FSI. The Shareholder hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts, except to the extent provided in the proviso this Section 3.05(b).  The Shareholder has been made aware of, and understands, the provisions of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Shareholder expressly, knowingly and intentionally waives any and all rights, benefits and protections of California Civil Code Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.
SECTION 3.06. Public Announcements. The Shareholder shall, and shall cause its controlled Affiliates to, consult with the Company prior to issuing any press release or otherwise making public announcements, disclosures or communications issued by the Shareholder or its controlled Affiliates with respect to this Agreement, the Merger Agreement, the issuance of Merger Shares or any of the other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such press release, public announcement, disclosure or communication prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the Person making the disclosure shall give the Company a reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted. Notwithstanding the foregoing, the Shareholder hereby agrees to permit FSI and the Company to publish and disclose in the Registration Statement / Proxy Statement (including all documents filed with the SEC in accordance therewith), the Shareholder’s identity and beneficial ownership of the Subject Shares or other equity interests of FSI and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE IV

General Provisions

SECTION 4.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing (including, for the avoidance of doubt, via email) and shall be addressed to a party at the following address for such party:

(i) if to the Company, to:

Lygos, Inc.
1249 Eighth St.
Berkeley, CA 94710
Telephone: 415-294-0069
Email:  Eric Steen (esteen@lygos.com)

with a copy to (which shall not constitute notice):

Orrick, Herrington, & Sutcliffe, LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
Telephone:  (415)-773-5700
Attention:  John Bautista (jbautista@orrick.com); Richard Vernon Smith (rsmith@orrick.com)

(ii) if to the Shareholder, to:

c/o Daniel B. O’Brien
Email: dan@flexiblesolutions.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
SECTION 4.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement to the extent referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.
SECTION 4.05. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of laws, rules or principles thereof (or any other jurisdiction) to the extent that such laws, rules or principles would direct a matter to another jurisdiction.
SECTION 4.06. Venue. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Legal Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 4.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
SECTION 4.07. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 4.07, TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

SECTION 4.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 4.08 shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
SECTION 4.09. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that, in addition to any other available remedies the parties may have in equity or at law, each party shall, unless this Agreement has been terminated in accordance with its terms, be entitled to specific performance and injunctive relief as a remedy for any such breach including an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts specified in Section 4.06, in each case without necessity of posting a bond or other form of security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.
SECTION 4.10. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.
SECTION 4.11. Termination. This Agreement, and all obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the fifth (5th) anniversary of the Effective Time, (ii) the termination of the Merger Agreement pursuant to Section 9 thereof, , and (iii) the mutual written agreement of the Shareholder and the Company; provided, however, that all obligations of the parties hereunder under Section 3.01(a), Section 3.01(b), Section 3.01(d), Section 3.01(e) and Section 3.02 through Section 3.06 shall automatically terminate, without further action by any party hereto, as of the Effective Time. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or the Shareholder, other than (A) this Article IV, which provisions shall survive such termination, and (B) any liability for any breach of this Agreement prior to such termination.
SECTION 4.12. Further Action. From time to time, the parties agree to execute and deliver such additional documents and take such further actions, as may be requested or necessary to carry out the terms of this Agreement.

[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
LYGOS, INC.

By:       /s/ Eric Steen
Name:  Eric Steen
Title:     Chief Executive Officer

[Signature Page to Major Shareholder Voting Agreement]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
SHAREHOLDER:

By:    /s/ Daniel B. O’Brien
          Daniel B. O’Brien

[Signature Page to Major Shareholder Voting Agreement]

Schedule A
Name	Shares
Daniel B. O’Brien	4,521,900